Exhibit 99.1

InSite Vision Reports Fourth Quarter and Year-End 2014 Financial Results

Alameda, Calif., February 17, 2015 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter and year ended December 31, 2014. The Company reported net income for the years ended 2014 and 2013 of $26.8 million, or $0.20 per share, in 2014 and $5.8 million, or $0.04 per share, in 2013. Driving profitability in 2014 was a $36.0 million gain on the extinguishment of the AzaSite Notes in June 2014. In 2013, revenues included $15.5 million from the sale of rights to receive royalties on the net sales of Besivance® and $10.5 million in minimum royalties on AzaSite®.

“During 2014, InSite’s product pipeline achieved considerable regulatory progress. Our NDA for BromSite for the treatment of inflammation and prevention of pain following cataract surgery is nearly complete and remains on track for filing with the FDA during the first quarter of 2015. Currently, more than three million cataract surgeries are performed annually in the United States and the global cataract surgical market continues to grow with aging populations,” said Timothy Ruane, InSite’s Chief Executive Officer. “We continue to carefully manage the company’s resources, but remain focused on bringing this important product to market.”

2014 Business Highlights

•	InSite is finalizing its New Drug Application (NDA) for submission to the U.S. Food and Drug Administration (FDA) for marketing approval of BromSite™ (bromfenac 0.075% in DuraSite®) to reduce post-operative inflammation and prevent pain following cataract surgery. In addition to demonstrating significant efficacy, the results of InSite’s clinical studies support the ability of BromSite to provide superior tissue penetration of drug to the eye with a convenient twice-daily dosing.

•	InSite announced that the FDA agreed that the results of a single Phase 3 study could support marketing approval for DexaSite™ in the indication of blepharitis for which there is no FDA-approved treatment. In the landmark Phase 3 DOUBle study, DexaSite demonstrated statistically significant improvements in the disease’s clinical signs and symptoms at the end of treatment on Day 15. An additional patient quality-of-life questionnaire provided further support for these positive results. InSite believes this is the first time a significant improvement in a blepharitis clinical symptom has been achieved in a Phase 3 setting. Following the submission of the BromSite NDA, the Company’s attention and resources will be focused on advancing DexaSite towards approval in the U.S.

•	In January 2015, InSite entered into a license agreement with Nicox S.A. (Nicox), a France-based publicly traded company, for the development and commercialization of AzaSite (1% azithromycin), AzaSite Xtra™ (2% azithromycin) and BromSite (0.075% bromfenac) in Europe, Middle East and Africa (105 total countries). Under the terms of the license, InSite received an upfront payment of $3.0 million and will potentially receive $13.75 million in milestone payments. InSite will also receive tiered, mid-single digit to double-digit royalties on the net sales of these three products, once approved and marketed in the licensed territories.

Under the license agreement, Nicox can request up to twelve full-time equivalent (FTE) employees from InSite to assist with presenting data to regulatory authorities in the European Union, obtaining European Union regulatory approvals and dealing with the approved product manufacturer in the United States. Nicox has agreed to reimburse InSite for the use of its employees. Should the twelve FTE employees be needed for a full year, the reimbursement amount payable to InSite would be approximately $3.6 million.

A joint collaboration and development committee will oversee further product development of the licensed products for the European Union including AzaSite Xtra and any additional indications for BromSite. InSite has the right to utilize the jointly developed data for regulatory approval outside of the Nicox territory including the United States. Each company will bear 50% of the development cost.

•	In the fourth quarter of 2014, InSite sold Notes having an aggregate principal amount of $5.2 million and issued warrants to the purchasers for an aggregate of 2,053,169 shares, 200,620 shares and 2,824,281 shares of common stock that are exercisable at $0.33, $0.31 and $0.26, respectively. The total loan commitment by the purchasers is $7.8 million. Accordingly, the Company has the option to sell additional Notes of $2.6 million. The Company’s right to sell and issue additional Notes and to issue additional warrants in connection with such Notes expires on October 9, 2016.

•	In July 2014, InSite received patent No. 8,778,999 from the United States Patent and Trademark Office (USPTO) for Bromfenac Non-Steroidal Ophthalmic Compositions Formulated in DuraSite. This patent covers all of InSite’s bromfenac product candidates, including BromSite, ISV-101 (bromfenac (0.01% to 0.04%) ophthalmic solution formulated in DuraSite), potential back-of-the eye BromSite indications, and bromfenac and dexamethasone containing products such as BromDex (ISV-504). The patent is expected to provide protection for bromfenac formulations in DuraSite to 2029.

•	In June 2014, InSite entered into an amendment to its license agreement with Akorn Inc. (the “Akorn License”). Under the terms of the amended Akorn License, InSite received a payment of $6.0 million in return for a lower royalty on net sales of AzaSite in North America. Effective April 1, 2014, InSite will receive tiered royalty payments ranging from 8%-15% from North American sales of AzaSite.

•	In June 2014, InSite entered into a Note Purchase Agreement with holders of the AzaSite Notes to repurchase and cancel such notes. The remaining principal of $41.3 million plus accrued and unpaid interest of $2.8 million were cancelled in exchange for a one-time payment of $6.0 million. The one-time payment to noteholders was funded through the proceeds from the amendment of the Akorn License.

Full Year 2014 Results Summary

Total revenues for the year ended December 31, 2014 were $8.2 million compared to $30.8 million for the same period in 2013. Revenues for 2014 included a $6.0 million license fee for the amendment to the Akorn License. Revenues for 2014 also included earned AzaSite royalties of $2.0 million. Earned AzaSite royalties declined by 48% compared to 2013 due to a reduction of the royalty rate from 25% to 8%, effective on April 1, 2014, due to the amendment to the Akorn License. Revenues in 2013 included $15.5 million from the sale of rights to receive royalties on the net sales of Besivance, $3.8 million of earned AzaSite royalties and an additional $10.5 million in minimum royalty true-up payments from Merck. Obligations to make minimum royalty payments terminated on September 30, 2013.

Research and development (R&D) expenses for the year ended December 31, 2014 were $9.1 million compared to $11.6 million in 2013. In 2014, R&D expenses primarily related to costs to prepare to file the BromSite NDA with the FDA in the first quarter of 2015. In 2013, R&D expenses primarily related to InSite’s second BromSite Phase 3 clinical trial.

General and administrative (G&A) expenses for the years ended December 31, 2014 and 2013 were $5.7 million and $5.8 million, respectively. In 2014, we incurred significant legal expenses from our on-going partnering and financing efforts. In 2013, we incurred significant legal and professional fees related to the sale of the Besivance royalty payment and international license agreements.

Gain on extinguishment of debt was $36.0 million for the year ended December 31, 2014. On June 10, 2014, InSite and the holders of the AzaSite Notes entered into a Note Purchase Agreement in which the AzaSite Notes were repurchased and cancelled for a single payment by InSite of $6.0 million. As a result of the cancellation, the remaining principal on the AzaSite Notes of $41.3 million and accrued interest of $2.8 million were extinguished. In addition, the remaining balance of $2.1 million in debt issuance costs was written off and legal and professional fees in connection with the transaction of less than $0.1 million were incurred.

Interest expense and other, net, was $3.5 million for the year ended December 31, 2014 compared to $7.9 million in 2013. Interest expense decreased in 2014 as a result of principal payments on the AzaSite Notes and the repurchase and cancellation of the AzaSite Notes in June 2014.

Net income for the year ended December 31, 2014 was $26.8 million, or $0.20 per share, compared to net income of $5.8 million, or $0.04 per share, in 2013.

Fourth Quarter 2014 Results Summary

Total revenues were $0.4 million for the fourth quarter of 2014 compared to $1.1 million for the same period in 2013. In the fourth quarter of 2014, revenues included earned royalties from Akorn for net sales of AzaSite of $0.3 million. In the fourth quarter of 2013, revenues included an additional $1.0 million milestone payment after certain 2013 Besivance sales targets were met. The Company’s earned AzaSite royalties on net sales of AzaSite were less than $0.1 million in the fourth quarter of 2013, largely due to a product supply shortage.

Research and development (R&D) expenses for the fourth quarter of 2014 and 2013 were both $2.2 million. In the fourth quarter of 2014, R&D expenses primarily related to preparations to file an NDA for BromSite with the FDA in the first quarter of 2015. In the fourth quarter of 2013, R&D expenses were primarily related to costs of InSite’s second and confirmatory BromSite Phase 3 clinical trial.

General and administrative (G&A) expenses for the fourth quarter of 2014 were $1.2 million compared to $1.4 million in the same period in 2013. The decrease in G&A was due to slightly higher legal fees in 2013 for international license agreements.

Interest expense and other, net for the fourth quarter of 2014 was $0.3 million compared to $1.8 million in the same period in 2013. The decline was primarily a result of the repurchase and cancellation of the AzaSite Notes in June 2014.

Net loss for the fourth quarter of 2014 was $2.4 million, or $0.02 per share, compared to net loss of $5.0 million, or $0.04 per share, in the fourth quarter of 2013. The decline in net loss was primarily due to lower interest expense in the fourth quarter of 2014 due to the cancellation of the AzaSite Notes in June 2014.

As of December 31, 2014, InSite had cash and cash equivalents of $1.7 million. Total cash usage in the fourth quarter of 2014 was $3.9 million. InSite expects that cash on hand (including the $3.0 million received from NiCox in February 2015 in connection with the license agreement discussed above), anticipated cash flow from operations and current borrowings under our debt agreements will only be adequate to fund operations until May 2015. Additional funding is being sought through the aforementioned debt financing, collaborative or other partnering arrangements, equity financing, and from other sources.

Conference Call Today

InSite management will host a conference call today, February 17, 2015, beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss fourth quarter and year-end 2014 financial results.

Analysts and investors can participate in the conference call by dialing 888-680-0892 for domestic callers and +1 617-213-4858 for international callers using the pass code 10542270. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and +1 617-801-6888 for international callers using the pass code 60632991. This press release will be furnished to the Securities and Exchange Commission on a Current Report on Form 8-K, and posted to our web site, prior to the conference call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite® 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn Inc.; and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision is also advancing AzaSite Plus™, a novel ophthalmic therapeutics through Phase 3 clinical studies for the treatment of eye infections, and is preparing two new drug applications (NDA) for the commercial approval by the U.S. Food & Drug Administration (FDA): BromSite™ for the treatment of inflammation and prevention of pain associated with cataract surgery and DexaSite™ for the treatment of blepharitis. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the length of time that InSite’s cash is expected to fund its operations; InSite’s plans and expectations with respect to raising additional funds to fund its operations; the status of InSite’s clinical trials; the expected timing of filing NDAs with the FDA for BromSite and DexaSite; InSite’s plans with respect to AzaSite Plus and DexaSite; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; the expected duration of certain of InSite’s patents; and the statements in the quote from its Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to raise additional funding in sufficient amounts and on acceptable terms to continue its operations beyond May 2015; that InSite may not be successful in filing NDAs for BromSite and DexaSite with the FDA on its anticipated schedule or at all, either due to its limited financial resources or otherwise; Delays in the FDA approving the BromSite or DexaSite NDA, which could delay the Company’s ability to market either product; InSite’s Phase 3 clinical trials may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; it may take longer than expected to announce the results of such trials; that the FDA, European regulatory bodies or other regulatory bodies, may not agree with InSite’s proposed pathway for the future development or regulatory approval of its products, including BromSite, DexaSite or AzaSite Plus; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Akorn and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Akorn; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to develop products incorporating its DuraSite 2 technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, such information speaks only as of the date of its release and InSite undertakes no obligation to update the information set forth in such forward-looking statements. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau

Chief Financial Officer

510-747-1220

mail@insite.com

Media and Investor Inquiries

BCC Partners

Susan Pietropaolo

845-638-6290; 201-923-2049 (cell)

Karen L. Bergman

650-575-1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™, DexaSite™ and BromDex™ are trademarks of InSite Vision Incorporated.

Besivance® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Year Ended December 31, 2014 and 2013

(in thousands, except per share amounts; unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$352	$1,068	$8,214	$30,822

Expenses:
Research and development	2,151	2,208	9,134	11,578
General and administrative	1,166	1,398	5,721	5,754
Cost of revenues, principally royalties to third parties	123	3	578	385

Total expenses	3,440	3,609	15,433	17,717

Income (loss) from operations	(3,088)	(2,541)	(7,219)	13,105
Gain on extinguishment of debt	—	—	35,999	—
Interest expense and other, net	(309)	(1,812)	(3,516)	(7,896)
Change in fair value of warrant liability	968	(640)	1,497	572

Net income (loss)	$(2,429)	$(4,993)	$26,761	$5,781

Net income (loss) per share:
Basic	$(0.02)	$(0.04)	$0.20	$0.04

Diluted	$(0.02)	$(0.04)	$0.20	$0.04

Weighted average shares used in per-share calculation:
Basic	131,951	131,951	131,951	131,951

Diluted	131,951	131,951	132,385	132,433

Condensed Consolidated Balance Sheets

At December 31, 2014 and 2013

(in thousands; unaudited)

	December 31,	December 31,
	2014	2013
Assets:
Cash, cash equivalents and short-term investments	$1,656	$8,251
Receivables, prepaid expenses and other current assets	385	2,235
Property and equipment, net	1,597	1,431
Debt issuance costs, net	1,267	2,248

Total assets	$4,905	$14,165

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$3,818	$4,444
Warrant liability	1,191	1,685
Accrued interest	85	826
Secured notes payable	5,199	41,281
Deferred revenues	1,000	7
Lease incentive	1,114	1,076
Stockholders’ deficit	(7,502)	(35,154)

Total liabilities and stockholders’ deficit	$4,905	$14,165